               Exhibit 99.1

Contacts:	For news media – Ryan Hill, 610-774-5997
For financial analysts – Lisa Pammer, 610-774-3316

PPL Corporation Reports First-Quarter Earnings

•	Reaffirms ongoing 2016 earnings forecast range of $2.25 to $2.45 per share.
•	Reaffirms projected compound annual per-share earnings growth rate of 5 to 6 percent through 2018.

ALLENTOWN, Pa. (April 28, 2016) – PPL Corporation (NYSE: PPL) on Thursday (4/28) announced first-quarter 2016 reported earnings of $481 million, or $0.71 per share, compared with $647 million, or $0.96 per share, in 2015.

Adjusting for special items, first-quarter 2016 earnings from ongoing operations were $458 million, or $0.67 per share, compared with $519 million, or $0.77 per share, a year ago. As expected, this was driven primarily by lower earnings in the U.K. as a result of a revenue reset that occurred at the beginning of the new RIIO-ED1 price control period on April 1, 2015, and a lower average foreign currency exchange rate in 2016 compared to the first quarter of 2015. Higher domestic margins from rate increases effective July 1, 2015, in Kentucky and Jan. 1, 2016, in Pennsylvania were partially offset by lower sales volumes due to mild winter weather.

“Our first-quarter results were in line with our expectations despite the warmer than normal start to the year, and we remain on track to deliver on our 2016 earnings forecast,” said William H. Spence, PPL’s chairman, president and Chief Executive Officer.

“Moreover, we remain confident in our ability to achieve long-term, sustainable growth as we continue to make significant investments to build tomorrow’s energy infrastructure and make the power grid more reliable, resilient and secure.”

Spence said a prime example of PPL’s investments, and its ability to execute large capital projects, is its recently energized Northeast-Pocono transmission line in Pennsylvania. The $350 million project to strengthen reliability and reinforce the grid was energized this month, a year ahead of schedule. It included about 60 miles of new transmission lines, three new substations and additional improvements. In all, PPL plans to invest more than $16 billion in energy infrastructure over the next five years.

In announcing its quarterly earnings, PPL reaffirmed its 2016 forecast range for earnings from ongoing operations of $2.25 to $2.45 per share. The 2016 forecast for reported earnings is $2.29 to $2.49 per share, reflecting special items recorded through the first quarter.

The company also reaffirmed its expectation that it will achieve compound annual growth through 2018 of 5 to 6 percent off of 2014 earnings of $2.03 per share from ongoing operations (adjusted).

Spence said organic growth in the company’s U.S. utilities is among the strongest in the U.S. utility sector. Earnings from PPL’s operations in the U.S., including its corporate services organization, are expected to grow 11 to 13 percent through 2018, with 1 to 3 percent earnings growth expected in the U.K.

First-Quarter 2016 Earnings Details

PPL’s reported earnings for the first quarter of 2016 included net special-item after-tax benefits of $23 million, or $0.04 per share, primarily due to foreign currency-related economic hedges. Reported earnings for the first quarter of 2015 included net special-item after-tax benefits of $128 million, or $0.19 per share, primarily due to earnings from PPL’s former Supply segment and foreign currency-related economic hedges.

Reported earnings are calculated in accordance with U.S. GAAP (generally accepted accounting principles). “Earnings from ongoing operations” is a non-GAAP financial measure that is adjusted for special items, including the former Supply segment’s earnings for 2015. Special items are fully detailed at the end of this news release.

(Dollars in millions, except for per share amounts)	1st Quarter
	2016	2015	% Change

Reported earnings	$481	$647	(26%)
Reported earnings per share	$0.71	$0.96	(26%)

	1st Quarter
	2016	2015	% Change

Earnings from ongoing operations	$458	$519	(12%)
Earnings from ongoing operations per share	$0.67	$0.77	(13%)

(See the tables at the end of this news release for a reconciliation of reported earnings (loss) to earnings from ongoing operations.)

First-Quarter 2016 Earnings by Segment

	1st Quarter
Per share	2016	2015
Earnings from ongoing operations
U.K. Regulated	$0.39	$0.50
Kentucky Regulated	0.16	0.16
Pennsylvania Regulated	0.14	0.13
Corporate and Other	(0.02)	(0.02)
Total	$0.67	$0.77

	2016	2015
Special items
Special items (expense) benefit:
U.K. Regulated	$0.04	$0.06
Kentucky Regulated	–	–
Pennsylvania Regulated	–	–
Corporate and Other	–	(0.01)
Former Supply/Discontinued Operations	–	0.14
Total Special items	$0.04	$0.19

	2016	2015
Reported earnings
U.K. Regulated	$0.43	$0.56
Kentucky Regulated	0.16	0.16
Pennsylvania Regulated	0.14	0.13
Corporate and Other	(0.02)	(0.03)
Former Supply/Discontinued Operations	–	0.14
Total	$0.71	$0.96

(See the reconciliation tables at the end of this news release for an itemization of special items.)

Key Factors Impacting Earnings from Ongoing Operations

U.K. Regulated Segment

PPL’s U.K. Regulated segment primarily consists of the regulated electricity delivery operations of Western Power Distribution (WPD), serving Southwest and Central England and South Wales.

Earnings from ongoing operations in the first quarter of 2016 decreased by $0.11 per share compared with a year ago. This decrease was primarily driven by the April 1, 2015 price decrease due to the beginning of the new eight-year price control period (RIIO-ED1), lower sales volumes due to unfavorable weather, and the effect of changes in British pound sterling to U.S. dollar exchange rates.

Kentucky Regulated Segment

PPL’s Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.

Earnings from ongoing operations in the first quarter of 2016 were the same as a year ago. This was primarily due to higher base electricity rates effective July 1, 2015, and lower operation and maintenance expense, offset by lower sales volumes, due to unfavorable weather, and higher financing costs.

Pennsylvania Regulated Segment

PPL’s Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.

Earnings from ongoing operations in the first quarter of 2016 increased by $0.01 per share compared with a year ago, driven primarily by higher base electricity rates for distribution effective Jan.1, 2016, and higher transmission margins, partially offset by lower sales volumes, due to unfavorable weather, and higher operation and maintenance expense.

Corporate and Other

PPL’s Corporate and Other category primarily includes unallocated corporate-level financing and other costs. Corporate and Other in the first quarter of 2016 was the same as a year ago.

Forecast of Earnings from Ongoing Operations

	2016 forecast midpoint	2015 actual
Per share
U.K. Regulated	$ 1.43	$ 1.44
Kentucky Regulated	0.57	0.51
Pennsylvania Regulated	0.47	0.37
Corporate and Other	(0.12)	(0.11)
Total	$ 2.35	$ 2.21

(See the tables at the end of this news release for a reconciliation of reported earnings to earnings from ongoing operations.)

The midpoint of PPL’s 2016 earnings from ongoing operations forecast of $2.35 per share represents an increase of more than 6 percent compared to 2015 earnings from ongoing operations. This increase is primarily attributable to increases in the Pennsylvania Regulated and Kentucky Regulated segments.

U.K. Regulated Segment

PPL projects relatively flat segment earnings in 2016 compared with 2015, due to higher gross margins and lower operation and maintenance expense, including pension expense, offset by higher financing costs, depreciation, taxes and other expenses and lower British pound sterling to U.S. dollar exchange rates.

The remaining 2016 foreign currency exposure for this segment is 93 percent hedged at an average rate of $1.54 per pound, compared to an average hedged rate of $1.57 per pound in 2015.

Kentucky Regulated Segment

PPL projects higher segment earnings in 2016 compared with 2015, primarily driven by electric and gas base rate increases effective July 1, 2015, and higher returns on additional environmental capital investments, partially offset by higher depreciation and higher financing costs.

Pennsylvania Regulated Segment

PPL projects higher segment earnings in 2016 compared with 2015, primarily driven by higher base electricity rates for distribution effective Jan. 1, 2016, and higher transmission margins, partially offset by higher depreciation, higher financing costs and a benefit received in 2015 from the release of a gross receipts tax reserve.

Corporate and Other

PPL projects costs to be relatively flat in this category in 2016 compared with 2015.

Headquartered in Allentown, Pa., PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL’s seven high-performing, award-winning utilities serve 10 million customers in the U.S. and United Kingdom. The company and its 13,000 employees are dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.

# # #

(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about first-quarter 2016 financial results at 8:30 a.m. Eastern Standard Time on Thursday, April 28. The call will be webcast live, in audio format, along with slides of the presentation. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 30 days after the call. Interested individuals can access the live conference call via telephone at 1-888-317-6003. International participants should call 1-412-317-6061. Participants in Canada should call 1-866-284-3684. Participants will need to enter the following “Elite Entry” number in order to join the conference: 2306854.

# # #

Management utilizes “Earnings from ongoing operations” as a non-GAAP financial measure, and it should not be considered as an alternative to reported earnings, or net income, which is an indicator of operating performance determined in accordance with GAAP. PPL believes that earnings from ongoing operations is useful and meaningful to investors because it provides management’s view of PPL’s earnings performance as another criterion in making investment decisions. PPL's management also uses earnings from ongoing operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

“Earnings from ongoing operations” is adjusted for the impact of special items. Special items include:

•	Unrealized gains or losses on foreign currency-related economic hedges (as discussed below).
•	Supply segment discontinued operations.
•	Gains and losses on sales of assets not in the ordinary course of business.
•	Impairment charges.
•	Workforce reduction and other restructuring effects.
•	Acquisition and divestiture-related adjustments.
•	Other charges or credits that are, in management’s view, not reflective of the company’s ongoing operations.

Unrealized gains or losses on foreign currency-related economic hedges include the changes in fair value of foreign currency contracts used to economically hedge British-pound-sterling-denominated anticipated earnings. The changes in fair value of these contracts each period are recognized immediately within GAAP earnings. Management believes that excluding these amounts from earnings from ongoing operations until settlement of the contracts provides a better matching of the financial impacts of those contracts with the economic value of PPL’s underlying hedged earnings.

Statements contained in this news release, including statements with respect to future earnings, cash flows, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand for energy in our service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset or business acquisitions and dispositions; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; British pound sterling to U.S. dollar exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (a)

Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	March 31,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$814	$836
Accounts receivable	777	732
Unbilled revenues	419	453
Fuel, materials and supplies	332	357
Current price risk management assets	183	139
Other current assets	188	129
Property, Plant and Equipment
Regulated utility plant	33,849	34,399
Less: Accumulated depreciation - regulated utility plant	5,731	5,683
Regulated utility plant, net	28,118	28,716
Non-regulated property, plant and equipment	476	516
Less: Accumulated depreciation - non-regulated property, plant and equipment	144	165
Non-regulated property, plant and equipment, net	332	351
Construction work in progress	1,382	1,315
Property, Plant and Equipment, net	29,832	30,382
Noncurrent regulatory assets	1,747	1,733
Goodwill and other intangibles	4,003	4,229
Noncurrent price risk management assets	254	156
Other noncurrent assets	160	155
Total Assets	$38,709	$39,301

Liabilities and Equity
Short-term debt	$1,265	$916
Long-term debt due within one year	485	485
Accounts payable	707	812
Other current liabilities	1,609	1,663
Long-term debt	18,074	18,563
Deferred income taxes and investment tax credits	3,687	3,568
Accrued pension obligations	1,183	1,405
Asset retirement obligations	517	536
Noncurrent regulatory liabilities	942	945
Other noncurrent liabilities	478	489
Common stock and additional paid-in capital	9,736	9,694
Earnings reinvested	3,185	2,953
Accumulated other comprehensive loss	(3,159)	(2,728)
Total Liabilities and Equity	$38,709	$39,301

(a)	The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended March 31,
	2016	2015 (a)

Operating Revenues	$2,011	$2,230

Operating Expenses
Operation
Fuel	197	253
Energy purchases	233	329
Other operation and maintenance	450	456
Depreciation	229	216
Taxes, other than income	79	86
Total Operating Expenses	1,188	1,340

Operating Income	823	890

Other Income (Expense) - net	61	88

Interest Expense	224	209

Income from Continuing Operations Before Income Taxes	660	769

Income Taxes	179	217

Income from Continuing Operations After Income Taxes	481	552

Income (Loss) from Discontinued Operations (net of income taxes)		95

Net Income	$481	$647

Earnings Per Share of Common Stock:
Income from Continuing Operations After Income Taxes:
Basic	$0.71	$0.83
Diluted	$0.71	$0.82
Net Income:
Basic	$0.71	$0.97
Diluted	$0.71	$0.96

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	675,441	666,974
Diluted	678,817	668,732

(a) Amounts have been reclassified to reflect the Supply segment as a discontinued operation.

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	Three Months Ended March 31,
	2016	2015 (a)
Cash Flows from Operating Activities
Net income	$481	$647
(Income) loss from discontinued operations (net of income taxes)		(95)
Income from continuing operations (net of income taxes)	481	552
Adjustments to reconcile Income from continuing operations (net of taxes) to net cash provided by operating activities - continuing operations
Depreciation	229	216
Amortization	18	11
Defined benefit plans - expense (income)	(13)	16
Deferred income taxes and investment tax credits	162	111
Unrealized gains on derivatives, and other hedging activities	(34)	(52)
Stock-based compensation expense	13	14
Other	(5)	(3)
Change in current assets and current liabilities
Accounts receivable	(62)	(128)
Accounts payable	(43)	(49)
Other current liabilities	(66)	(124)
Other	(10)	42
Other operating activities
Defined benefit plans - funding	(123)	(197)
Other	10	43
Net cash provided by operating activities - continuing operations	557	452
Net cash provided by operating activities - discontinued operations		221
Net cash provided by operating activities	557	673
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(656)	(833)
Expenditures for intangible assets	(6)	(10)
Purchase of other investments		(15)
Other investing activities	1	(2)
Net cash used in investing activities - continuing operations	(661)	(860)
Net cash used in investing activities - discontinued operations		(130)
Net cash used in investing activities	(661)	(990)
Cash Flows from Financing Activities
Issuance of long-term debt	224
Retirement of long-term debt	(224)
Issuance of common stock	42	35
Payment of common stock dividends	(255)	(250)
Net increase in short-term debt	351	163
Other financing activities	(23)	(14)
Net cash provided by (used in) financing activities - continuing operations	115	(66)
Net cash used in financing activities - discontinued operations		(222)
Net cash distributions to parent from discontinued operations		191
Net cash provided by (used in) financing activities	115	(97)
Effect of Exchange Rates on Cash and Cash Equivalents	(33)	(2)
Net Decrease in Cash and Cash Equivalents included in Discontinued Operations		131
Net Decrease in Cash and Cash Equivalents	(22)	(285)
Cash and Cash Equivalents at Beginning of Period	836	1,399
Cash and Cash Equivalents at End of Period	$814	$1,114

(a)	Amounts have been reclassified to reflect the Supply segment as a discontinued operation.

Key Indicators (Unaudited)

	12 Months Ended
	March 31,
Financial	2016	2015

Dividends declared per share of common stock	$1.5075	$1.49
Book value per share (a)(b)(c)	$14.43	$21.02
Market price per share (a)	$38.07	$33.66
Dividend yield	4.0%	4.4%
Dividend payout ratio (d)(e)	198.4%	48.2%
Dividend payout ratio - earnings from ongoing operations (d)(f)	71.4%	69.3%
Price/earnings ratio (d)(e)	50.1	10.9
Price/earnings ratio - earnings from ongoing operations (d)(f)	18.0	15.7
Return on common equity (e)	4.3%	15.5%
Return on common equity - earnings from ongoing operations (f)(g)	14.3%	15.3%

(a) End of period.

(b) Based on 676,384 and 667,713 shares of common stock outstanding (in thousands) at March 31, 2016 and March 31, 2015.

(c) 2016 reflects the impact of the spinoff of the Supply segment and a $3.2 billion related dividend.

(d) Based on diluted earnings per share.

(e) 2016 includes two months of Supply segment earnings, compared to twelve months in 2015.

(f)	Calculated using earnings from ongoing operations, which is a non-GAAP financial measure that includes adjustments described in the text and tables of this news release.

(g) Adjusted to exclude the equity of PPL Energy Supply, LLC as that business was spun off in 2015.

Operating - Domestic & International Electricity Sales (Unaudited)

	3 Months Ended March 31,
			Percent
(GWh)	2016	2015	Change

Domestic Retail Delivered
PPL Electric Utilities	9,680	10,661	(9.2%)
LKE	7,689	8,296	(7.3%)
Total	17,369	18,957	(8.4%)

Domestic Retail Supplied
LKE (a)	7,689	8,296	(7.3%)

International Delivered
United Kingdom	20,292	20,793	(2.4%)

Domestic Wholesale
LKE (b)	506	684	(26.0%)

(a) Represents GWh supplied by LKE to retail customers in Kentucky, Virginia and Tennessee.

(b) Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings (Loss) to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

(millions of dollars)	Year-to-Date March 31, 2016
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings (Loss)	$289	$112	$94	$(14)	$481
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	24				24
Spinoff of the Supply segment				(1)	(1)
Total Special Items	24			(1)	23
Earnings from Ongoing Operations	$265	$112	$94	$(13)	$458

(per share - diluted)	Year-to-Date March 31, 2016
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings (Loss)	$0.43	$0.16	$0.14	$(0.02)	$0.71
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	0.04				0.04
Total Special Items	0.04				0.04
Earnings from Ongoing Operations	$0.39	$0.16	$0.14	$(0.02)	$0.67

Reconciliation of Segment Reported Earnings (Loss) to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

(millions of dollars)	Year-to-Date March 31, 2015
	U.K.	KY	PA	Corp.	Disc.
	Reg.	Reg.	Reg.	& Other	Ops.	Total
Reported Earnings (Loss)	$375	$109	$87	$(19)	$95	$647
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	37					37
Spinoff of the Supply segment:
Discontinued operations					95	95
Employee transitional services				(2)		(2)
Transition and transaction costs				(3)		(3)
Separation benefits				(1)		(1)
WPD Midlands acquisition-related adjustment	2					2
Total Special Items	39			(6)	95	128
Earnings from Ongoing Operations	$336	$109	$87	$(13)	$	$519

(per share - diluted)	Year-to-Date March 31, 2015
	U.K.	KY	PA	Corp.	Disc.
	Reg.	Reg.	Reg.	& Other	Ops.	Total
Reported Earnings (Loss)	$0.56	$0.16	$0.13	$(0.03)	$0.14	$0.96
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	0.06					0.06
Spinoff of the Supply segment:
Discontinued operations					0.14	0.14
Transition and transaction costs				(0.01)		(0.01)
Total Special Items	0.06			(0.01)	0.14	0.19
Earnings from Ongoing Operations	$0.50	$0.16	$0.13	$(0.02)	$	$0.77

Reconciliation of Segment Reported Earnings (Loss) to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2015	(per share - diluted)
	U.K.	KY	PA	Corp. &	Disc.
	Reg.	Reg.	Reg.	Other	Ops.(a)	Total
Reported Earnings (Loss)	$1.66	$0.48	$0.37	$(0.14)	$(1.36)	$1.01
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	0.08					0.08
Spinoff of the Supply segment:
Discontinued operations					(1.36)	(1.36)
Transition and transaction costs				(0.02)		(0.02)
Employee transitional services				(0.01)		(0.01)
Other:
Change in U.K. tax rate	0.11					0.11
Settlement of certain income tax positions	0.03					0.03
Certain valuation allowances		(0.02)				(0.02)
LKE acquisition-related adjustment		(0.01)				(0.01)
Total Special Items	0.22	(0.03)		(0.03)	(1.36)	(1.20)
Earnings from Ongoing Operations	$1.44	$0.51	$0.37	$(0.11)	$	$2.21

Year-to-Date December 31, 2014	(per share - diluted)(b)
	U.K.	KY	PA	Corp. &	Disc.
	Reg.	Reg.	Reg.	Other(c)	Ops.(c)	Total
Reported Earnings (Loss)	$1.48	$0.47	$0.39	$(0.18)	$0.45	$2.61
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	0.19					0.19
Spinoff of the Supply segment:
Supply segment earnings					0.46	0.46
Discontinued operations adjustments				(0.01)	0.01
Change in tax valuation allowances				(0.07)		(0.07)
Transition and transaction costs					(0.02)	(0.02)
Separation benefits				(0.02)		(0.02)
Other:
Change in WPD line loss accrual	(0.08)					(0.08)
Separation benefits			(0.01)			(0.01)
Total Special Items	0.11		(0.01)	(0.10)	0.45	0.45

Dissynergies-spinoff of Supply segment
expense (benefit): (d)
Indirect operation and maintenance				0.07		0.07
Interest expense				0.05		0.05
Depreciation				0.01		0.01
Total dissynergies-spinoff of Supply segment				0.13		0.13
Earnings from Ongoing Operations (Adjusted)	$1.37	$0.47	$0.40	$(0.21)	$	$2.03

(a)	Includes an $879 million charge reflecting the difference between PPL's recorded value for the Supply segment and the estimated fair value determined in accordance with applicable accounting rules under GAAP.
(b)	The "If-Converted Method" has been applied to PPL's 2011 Equity Units, resulting in $9 million of interest charges (after-tax) being added back to earnings and approximately 11 million shares of PPL common stock being treated as outstanding. Both adjustments are only for purposes of calculating diluted earnings per share.
(c)	Certain amounts have been reclassified to reflect the Supply segment as a discontinued operation.
(d)	Represents 2014 costs allocated to the Supply segment that remained with PPL after the spinoff of the Supply segment.

Reconciliation of PPL's Forecast of Reported Earnings (Loss) to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

	Forecast (per share - diluted)
	2016 Midpoint
	U.K.	KY	PA	Corp.		High	Low
	Reg.	Reg.	Reg.	& Other	Total	2016	2016
Reported Earnings (Loss)	$1.47	$0.57	$0.47	$(0.12)	$2.39	$2.49	$2.29
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	0.04				0.04	0.04	0.04
Total Special Items	0.04				0.04	0.04	0.04
Earnings from Ongoing Operations	$1.43	$0.57	$0.47	$(0.12)	$2.35	$2.45	$2.25